Exhibit 4.3

Form of First Mortgage Bond, Series 2016A, due 2046

THIS BOND IS A GLOBAL BOND AS DESCRIBED IN THE THIRTY-NINTH SUPPLEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE THEREOF.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE MASTER INDENTURE REFERRED TO ON THE REVERSE HEREOF.

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

4.250% FIRST MORTGAGE BONDS, SERIES 2016A, DUE 2046

$250,000,000	[ ], 2016
No.	CUSIP [ ]

FOR VALUE RECEIVED, TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a cooperative corporation duly organized under the law of the State of Colorado (the “Company”), hereby promises to pay to CEDE & CO., or registered assigns, at the principal corporate trust office of the Trustee, in Minneapolis, Minnesota, the principal sum of Two Hundred Fifty Million Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of this Bond), in lawful money of the United States of America and in immediately available funds, on June 1, 2046, and to pay interest, in like money and funds (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount of this Bond for the period commencing on the date hereof until this Bond shall be paid in full, at a rate equal to four and 25/100 percent (4.250%) per annum, payable in arrears semi-annually on each June 1 and December 1 of each year, commencing December 1, 2016 (each an “Interest Payment Date”) to the person in whose name this Bond is registered at the close of business on the regular record date for such interest, which shall be May 15 or November 15, respectively (each a “Regular Record Date”) (whether or not a Business Day), as the case may be, immediately preceding each such interest payment date, and at final maturity.  Interest on this Bond will be payable on each Interest Payment Date for each bond for the period commencing on the next preceding Interest Payment Date (or if no interest has been paid thereon, commencing on the date of issuance thereof) to, but not including, the Interest Payment Date.

This Bond is one of an authorized series of 4.250% First Mortgage Bonds, Series 2016A, due June 1, 2046 (together, the “Bonds”), in the initial aggregate principal amount of $250,000,000.  The Bonds were issued pursuant to and subject to the Master First Mortgage Indenture, Deed of Trust and Security Agreement, Amended, Restated and Effective as of December 15, 1999, between the Company and Wells Fargo Bank, National Association, a national banking association (as successor through consolidation to Wells Fargo Bank West, National Association), as Trustee, as previously supplemented and amended by thirty-seven supplemental indentures and as further supplemented and amended by the Supplemental Master Mortgage Indenture No. 39, effective as of May 23, 2016 (the “Thirty-Ninth Supplement”) (as so supplemented and amended and as may be further supplemented or amended according to its terms, the “Master Indenture”). Terms used but not defined in this Bond have the respective meanings assigned to them in the Master Indenture.

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

By:
Name:
Its

(SEAL)

Attest:

Secretary

CERTIFICATE OF AUTHENTICATION

Series 2016A Secured Obligations

(1)                                 This instrument is a Secured Obligation under the terms of that certain Master First Mortgage Indenture, Deed of Trust and Security Agreement, as amended, restated and dated effective as of December 15, 1999, as amended (the “Master Indenture”) and is secured thereunder on a parity with other Secured Obligations.

(2)                                 In the event of the occurrence and continuance of an Event of Default under the Master Indenture, the Trustee shall enforce the remedies set forth under the Master Indenture for the benefit of all of the Holders of Secured Obligations.

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

Signature Page of First Mortgage Bonds, Series 2016A

Registered Bond

REVERSE OF 4.250% FIRST MORTGAGE BONDS, SERIES 2016A, DUE 2046

This Bond is one of the duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company, of the series herein specified, all issued or to be issued pursuant to and subject to the Master Indenture.

Except as otherwise provided herein, this Bond may be redeemed in accordance with the procedures set forth in the Master Indenture on not less than 30 nor more than 60 days’ notice given as provided in the Master Indenture, as a whole or in part, at any time at the option of the Company, at the “Make-Whole Price” equal to the greater of (i) 100% of the principal amount of this Bond being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (a) the yield to maturity, determined on the third Business Day prior to the redemption date, of the U.S. Treasury security having a life equal to the remaining average life of the maturity of this Bond and trading in the secondary market at the price closest to par, and (b) 25 basis points; plus, in either case, accrued and unpaid interest on the principal amount of this Bond being redeemed to but excluding the redemption date.

If there is no U.S. Treasury security having a life equal to the remaining average life of this Bond, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity, determined on the third Business Day prior to the redemption date, of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of this Bond and trading in the secondary market at the price closest to par.

If less than all the Bonds are to be redeemed, the Trustee will select the Bonds to be redeemed by such method as the Trustee deems fair and appropriate.  The Trustee may select for redemption Bonds in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.  So long as Cede & Co., as nominee for DTC, is the sole registered Holder of the Bonds, partial redemptions will be administered in accordance with DTC procedures, which may require such partial redemptions to be determined by lot.  In the event of a partial redemption of the Bonds, the Company will issue new Bonds for the unredeemed portion in the name of each Holder of the partially redeemed Bonds.

On or after December 1, 2045 (which is the date that is six months prior to the maturity date of the Bonds), this Bond will be redeemable upon not less than 30 nor more than 60 days’ prior notice given to the Holder of this Bond, at a redemption price equal to 100 percent of the principal amount of this Bond plus accrued and unpaid interest to, but excluding, the date of redemption.

If at the time of mailing of notice for the optional redemption the Company has not deposited with the Trustee moneys sufficient to redeem all of the Bonds called for redemption, the notice of optional redemption given by the Trustee will so state and will further state that the redemption of the Bonds is conditional upon the Company providing, or causing to be provided, to the Trustee, by 2:00 p.m. New York City time, on the redemption date, funds sufficient to effect the redemption, and the Bonds will not be redeemed unless such funds are deposited. The failure of the Trustee to have sufficient funds to effect the redemption will not constitute a payment or other default by the Company under the Master Indenture and the Company will not be liable to any Holder of those Bonds as a result of the failed redemption. If the Trustee has sufficient designated funds on deposit to effect a redemption at the time the Company or, at the Company’s request, the Secured Obligation Registrar, gives notice of the redemption, then the Company is obligated to redeem the Bonds as provided in that notice.

Unless the Company defaults in payment of the redemption price and accrued interest, if any, the portion of Bonds called for redemption will no longer accrue interest on and after the redemption date.

The Master Indenture contains provisions for defeasance of the entire indebtedness of this Bond upon compliance by the Company with certain conditions set forth in the Master Indenture.

If an Event of Default with respect to this Bond shall occur and be continuing, the unpaid principal of this Bond may be declared due and payable in the manner and with the effect provided in the Master Indenture.

The Master Indenture may be amended from time to time pursuant to Article IX of the Master Indenture.  Pursuant to the Master Indenture, certain amendments may be effected without the consent of the Holders of any Secured Obligations, including the Bonds, or with only the consent of the Holders of a majority in aggregate principal amount of the Secured Obligations Outstanding on the Special Record Date established by the Trustee for determining such consents.

As provided in the Master Indenture and subject to certain limitations therein set forth, the transfer of this Bond is registrable in the Secured Obligation Register, upon surrender of this Bond for registration of transfer at the office or agency of the Trustee in any place where the principal of (and premium, if any) and interest, if any, on this Bond is payable. When surrendered for transfer, this Bond shall (if so required by the Company or the Trustee or any transfer agent) be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Secured Obligation Registrar or any transfer agent duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more Bonds of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Bond is a Secured Obligation under the terms of the Master Indenture and is secured thereunder on a parity with other Secured Obligations.  In the event of the occurrence and continuance of an Event of Default under the Master Indenture, the Trustee shall enforce the remedies set forth under the Master Indenture for the benefit of all of the Holders of Secured Obligations in the manner specified in the Master Indenture.

This Bond is not subject to any sinking fund.

This Bond is entitled to the benefit of the lien under the Master Indenture.

Each Holder, by accepting a Bond, agrees to be bound by all the terms and provisions of the Master Indenture, as the same may be amended from time to time in accordance with its terms.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent under the Master Indenture by manual signature, this Bond shall not be entitled to any benefit under the Master Indenture or be valid or obligatory for any purpose.

This Bond shall be governed by, and construed in accordance with, the law of the State of New York.